Consent of Independent Auditor

We have issued our reports dated April 27, 2015 and November 14, 2014, with respect to the consolidated financial statements of Omega Insurance Holdings Inc. contained in the Registration Statement on Form 20-F. We consent to the use of the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption “Statement by Experts”.

Grant Thornton LLP (signed)

Chartered Accountants

Toronto, Ontario May 1, 2015